McGRAW HILL FINANCIAL REPORTS
FIRST QUARTER RESULTS

Revenue Increased 5%

SNL Acquisition and Synergies Lift Profitability at Market Intelligence

Diluted EPS Unchanged at $1.10

Adjusted Diluted EPS Increased 8% to $1.20

Operating Margin Decreased 120 Basis Points to 38.2%

Adjusted Operating Margin Increased 130 Basis Points to 41.1%

Sale of J.D. Power for $1.1 Billion Expected to Close in Third Quarter

New York, NY, April 26, 2016 – McGraw Hill Financial, Inc. (NYSE: MHFI) today reported first quarter 2016 results with revenue of $1.34 billion, an increase of 5% compared to the same period last year. Net income and diluted earnings per share were $294 million and $1.10, respectively.

Adjusted net income increased 5% to $349 million and adjusted diluted earnings per share increased 8% to $1.20. The adjustments in the first quarter of 2016 were primarily associated with the impairment of a Market Intelligence technology platform that will be replaced by a long term vendor supply agreement and the benefits from insurance recoveries related to legal settlements. As previously announced, the adjusted results also exclude the impact of deal-related amortization.

“A key priority for the Company in 2016 is the successful integration of SNL to create an offering that is distinctive and essential to the global financial markets while simultaneously delivering significant synergies. We are off to a great start as progress to date has resulted in more than an 80% increase in first quarter adjusted operating profit at Market Intelligence,” said Douglas L. Peterson, President and Chief Executive Officer of McGraw Hill Financial. “Our portfolio of great assets enabled the Company to overcome the weakness associated with bond issuance in the quarter. This portfolio will be further tailored with the sale of J.D. Power for $1.1 billion that was announced earlier this month. We anticipate that this will be the last major divestiture for the foreseeable future. The Company is now focused on an interrelated set of businesses that serve the capital and commodities markets.”

Return of Capital: As a result of the Company's ongoing share repurchases, weighted average shares outstanding decreased by 9 million shares versus the first quarter of 2015. During the first quarter, the Company returned $296 million to shareholders through a combination of $200 million in share repurchases for 2.2 million shares and $96 million in dividends. The Company has authorization from the Board of Directors to repurchase up to an additional 33.3 million shares.

Outlook: There is no change to the Company's guidance. Adjusted diluted earnings per share guidance for 2016 remains $5.00 to $5.15. On March 1, 2016, the Company announced the sale of Standard & Poor’s Securities Evaluation, Inc. and Credit Market Analysis to Intercontinental Exchange and on April 15, 2016 the Company announced the sale of J.D. Power to XIO Group.  Our guidance includes the full-year results of these businesses until each sale is completed.

Market Intelligence (Formerly S&P Capital IQ and SNL):

The segment that includes S&P Capital IQ and SNL has been rebranded S&P Global Market Intelligence. Revenue increased 27% to $407 million in the first quarter of 2016 compared to the same period last year, while organic revenue grew 7%. Due to the SNL acquisition and progress on integration-related synergies, quarterly operating profit increased 29% to $81 million and adjusted operating profit increased 81% to $123 million. The operating margin improved 30 basis points to 20% and the adjusted operating margin improved 900 basis points to 30%.

In the first quarter, S&P Capital IQ Desktop and RatingsXpress® were the drivers of organic revenue growth. In addition, SNL revenue increased 13% to $67 million compared to first quarter 2015, prior to the Company's acquisition of SNL.

The S&P Capital IQ Desktop product continues to have the most meaningful impact on organic revenue growth with high single-digit revenue growth resulting from continued user growth.

Standard & Poor’s Ratings Services:

Revenue declined 9% to $552 million in the current quarter, primarily due to a 14% decline in global bond issuance including a 64% decrease in high-yield issuance. Foreign exchange rates unfavorably impacted revenue by 1 percentage point.

Transaction revenue decreased 22% to $225 million compared to the same period last year. This was largely due to very weak global bond issuance, especially high-yield issuance, partially offset by increased bank loan rating revenue.

Non-transaction revenue increased 3% to $327 million in the quarter. Excluding the impact of foreign exchange, non-transaction revenue increased 5% principally due to strength in surveillance fees and CRISIL.

As a result of weak debt issuance, U.S. and international revenue decreased 6% and 12%, respectively. International revenue represented 40% of first quarter revenue.

In the quarter, reported expenses decreased 8% and adjusted expenses decreased 6% due to reduced legal fees and incentive costs.

Operating profit decreased 10% to $262 million with an operating profit margin that declined 60 basis points to 47%. Adjusted operating profit decreased 12% to $252 million with an adjusted operating profit margin that declined 160 basis points to 46%, driven by reduced revenue.

S&P Dow Jones Indices: Revenue increased 5% to $151 million in the first quarter of 2016 compared to the same period last year. Operating profit increased 6% to $101 million. Adjusted operating profit increased 5% to $102 million. Adjusted operating profit attributable to the Company increased 5% to $76 million.

The year began with considerable equity market volatility resulting in elevated volumes of exchange-traded derivative contracts driving a sharp increase in exchange-traded derivative license revenue. This was partially offset by reduced licensing revenue associated with exchange-traded fund AUM. Average AUM based on S&P DJI's indices decreased 5% in the quarter. However, as equity markets rebounded during the quarter, AUM in exchange-traded funds based on S&P DJI's indices increased similarly resulting in quarter-end AUM of $828 billion, the highest level since year-end 2014.

Commodities & Commercial Markets: Revenue increased 13% to $254 million. Organic revenue, excluding revenue from recently acquired NADA Used Car Guide and Petromedia, grew 8%. Operating profit grew 20% to $102 million and adjusted operating profit grew 21% to $107 million in the first quarter of 2016 compared to the same period last year.

Platts delivered 10% revenue growth driven from strong growth in Global Trading Services due to increased commodity volatility, and high-single digit revenue growth in core subscriptions primarily due to petroleum price assessments and market data.

Excluding revenue from the NADA Used Car Guide, J.D. Power revenue increased mid-single digit largely due to its Power Information Network® (PIN) business and improved business in China.

Unallocated Expense: Unallocated expense includes corporate center functions and certain non-allocated items such as excess real estate. Unallocated expense was $34 million, largely in line with last year.

Provision for Income Taxes: The Company's adjusted effective tax rate decreased to 31.7% in the first quarter compared to 32.1% in the prior period due to the resolution of tax audits and lower non-U.S. taxes.

Balance Sheet and Cash Flow: Cash and cash equivalents at the end of the first quarter were $1.6 billion, of which approximately $1.4 billion was held outside the United States. In the first three months of 2016, cash provided by operating activities was $133 million. Free cash flow was $84 million, an increase of $1,479 million from the same period in 2015 due to litigation payments in the prior-year period. Free cash flow, excluding the after-tax payments associated with legal and regulatory settlements and insurance recoveries, was $192 million. First quarter free cash flow is typically low due to the payment of annual incentive compensation.

Comparison of Adjusted Information to U.S. GAAP Information: Adjusted diluted earnings per share, adjusted net income, adjusted operating profit and margin, adjusted expense, free cash flow, and free cash flow excluding certain items are non-GAAP financial measures contained in this earnings release that are derived from the Company’s operations. This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as Company management. These non-GAAP measures may be different than similar measures used by other companies. Reconciliations for the differences between non-GAAP measures used in this earnings release and comparable financial measures calculated in accordance with U.S. GAAP are attached as Exhibits 4, 5 and 7.

Conference Call/Webcast Details: The Company’s senior management will review the first quarter earnings results on a conference call scheduled for today, April 26, at 8:30 a.m. EDT. Additional information presented on the conference call may be made available on the Company’s Investor Relations Website at http://investor.mhfi.com.

The Webcast will be available live and in replay at http://investor.mhfi.com/phoenix.zhtml?c=96562&p=irol-newsArticle&ID=2152555. (Please copy and paste URL into Web browser.)

Telephone access is available. U.S. participants may call (888) 391-6568; international participants may call +1 (415) 228-4733 (long distance charges will apply). The passcode is “MHFI” and the conference leader is Douglas Peterson. A recorded telephone replay will be available approximately two hours after the meeting concludes and will remain available until May 26, 2016. U.S. participants may call (888) 566-0104; international participants may call +1 (402) 220-9103 (long distance charges will apply). No passcode is required.

Forward-Looking Statements: This press release contains “forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management’s current views concerning future events, trends, contingencies or results, appear at various places in this press release and use words like “anticipate,” “assume,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “future,” “intend,” “plan,” “potential,” “predict,” “project,” “strategy,” “target” and similar terms, and future or conditional tense verbs like “could,” “may,” “might,” “should,” “will” and “would.” For example, management may use forward-looking statements when addressing topics such as: the outcome of contingencies; future actions by regulators; changes in the Company’s business strategies and methods of generating revenue; the development and performance of the Company’s services and products; the expected impact of acquisitions and dispositions; the Company’s effective tax rates; and the Company’s cost structure, dividend policy, cash flows or liquidity.
Forward-looking statements are subject to inherent risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied in forward-looking statements include, among other things:

•
the impact of mergers, acquisitions or other business combinations, including the integration of SNL and the disposition of J.D. Power, the Company’s ability to successfully integrate acquired businesses, unexpected costs, charges or expenses resulting from any business combination, and any failure to attract and retain key employees or to realize the intended tax benefits of any business combination;

•	the health of debt and equity markets, including credit quality and spreads, the level of liquidity and future debt issuances;

•	the rapidly evolving regulatory environment, in the United States and abroad, affecting Standard & Poor’s Ratings Services, Platts, S&P Dow Jones Indices, Market Intelligence,

and the Company’s other businesses, including new and amended regulations and the Company’s compliance therewith;

•	the outcome of litigation, government and regulatory proceedings, investigations and inquiries;

•	worldwide economic, financial, political and regulatory conditions;

•	the level of interest rates and the strength of the credit and capital markets in the United States and abroad;

•	the demand and market for credit ratings in and across the sectors and geographies where the Company operates;

•	concerns in the marketplace affecting the Company’s credibility or otherwise affecting market perceptions of the integrity or utility of independent credit ratings;

•
the Company’s ability to maintain adequate physical, technical and administrative safeguards to protect the security of confidential information and data, and the potential of a system or network disruption that results in regulatory penalties, remedial costs or improper disclosure of confidential information or data;

•	the effect of competitive products and pricing;

•	consolidation in the Company’s end-customer markets;

•	the impact of cost-cutting pressures across the financial services industry;

•	a decline in the demand for credit risk management tools by financial institutions;

•	the level of success of new product developments and global expansion;

•	the level of merger and acquisition activity in the United States and abroad;

•	the volatility of the energy marketplace;

•	the health of the commodities markets;

•	the impact of cost-cutting pressures and reduced trading in oil and other commodities markets;

•	the strength and performance of the U.S. and international automotive markets;

•	the impact on the Company’s revenue and net income caused by fluctuations in foreign currency exchange rates;

•	the level of restructuring charges the Company incurs;

•	the level of the Company’s capital investments;

•	the level of the Company’s future cash flows;

•	the Company’s ability to make acquisitions and dispositions and to integrate, and realize expected synergies, savings or benefits from the businesses it acquires;

•
the Company’s ability to successfully recover should it experience a disaster or other business continuity problem from a hurricane, flood, earthquake, terrorist attack, pandemic, security breach, cyber-attack, power loss, telecommunications failure or other natural or man-made event;

•	changes in applicable tax or accounting requirements; and

•
the Company’s exposure to potential criminal sanctions or civil penalties if it fails to comply with foreign and U.S. laws and regulations that are applicable in the U.S. and international jurisdictions in which it operates, including sanctions laws relating to countries such as Iran, Russia, Sudan and Syria, anti-corruption laws such as the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act of 2010, and local laws prohibiting corrupt payments to government officials, as well as import and export restrictions.

The factors noted above are not exhaustive. The Company and its subsidiaries operate in a dynamic business environment in which new risks emerge frequently. Accordingly, the Company cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the dates on which they are made. The Company undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which it is made, except as required by applicable law. Further information about the Company’s businesses, including information about factors that could materially affect its results of operations and financial condition, is contained in the Company’s filings with the SEC, including the “Risk Factors” section in the Company’s most recently filed Annual Report on Form 10-K and any subsequently filed Quarterly Report on Form 10-Q.
About McGraw Hill Financial: McGraw Hill Financial is a leading financial intelligence company providing the global capital and commodity markets with independent benchmarks, credit ratings, portfolio and enterprise risk solutions, and analytics. The Company’s iconic brands include Standard & Poor’s Ratings Services, S&P Global Market Intelligence, S&P Dow Jones Indices, Platts, CRISIL, and J.D. Power. The Company has approximately 20,000 employees in 31 countries. Additional information is available at www.mhfi.com.

Investor Relations: http://investor.mhfi.com

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Contact:
Investor Relations:
Chip Merritt
Vice President, Investor Relations
(212) 438-4321 (office)
chip.merritt@mhfi.com

News Media:
Jason Feuchtwanger
Director, Corporate Media Relations
(212) 438-1247 (office)
jason.feuchtwanger@mhfi.com

Exhibit 1

McGraw Hill Financial
Condensed Consolidated Statements of Income
Three months ended March 31, 2016 and 2015
(dollars in millions, except per share data)

(unaudited)	2016	2015	% Change

Revenue	$1,341	$1,273	5%
Expenses	829	772	7%
Operating profit	512	501	2%
Interest expense, net	40	16	N/M
Income before taxes on income	472	485	(3)%
Provision for taxes on income	149	156	(5)%
Net income	323	329	(2)%
Less: net income attributable to noncontrolling interests	(29)	(26)	10%
Net income attributable to McGraw Hill Financial, Inc.	$294	$303	(3)%

Earnings per share attributable to McGraw Hill Financial, Inc. common shareholders:
Net income:
Basic	$1.11	$1.11	—%
Diluted	$1.10	$1.10	—%

Weighted-average number of common shares outstanding:
Basic	265.0	273.5
Diluted	267.2	276.3

Actual shares outstanding at period end	264.5	273.6

N/M - not meaningful
Note - % change in the tables throughout the exhibits are calculated off of the actual number, not the rounded number presented.

Exhibit 2

McGraw Hill Financial
Condensed Consolidated Balance Sheets
March 31, 2016 and December 31, 2015
(dollars in millions)

(unaudited)	March 31,	December 31,
	2016	2015

Assets:
Cash and cash equivalents	$1,600	$1,481
Other current assets	1,277	1,312
Assets of businesses held for sale	571	503
Total current assets	3,448	3,296
Property and equipment, net	251	270
Goodwill	2,869	2,882
Other intangible assets, net	1,488	1,522
Other non-current assets	205	213
Total assets	$8,261	$8,183

Liabilities and Equity:
Short-term debt	$472	$143
Unearned revenue	1,458	1,421
Other current liabilities	849	1,138
Liabilities of businesses held for sale	203	206
Long-term debt	3,469	3,468
Pension, other postretirement benefits and other non-current liabilities	620	644
Total liabilities	7,071	7,020
Redeemable noncontrolling interest	920	920
Total equity	270	243
Total liabilities and equity	$8,261	$8,183

Exhibit 3

McGraw Hill Financial
Condensed Consolidated Statements of Cash Flows
Three months ended March 31, 2016 and 2015
(dollars in millions)

(unaudited)	2016	2015

Operating Activities:
Net income	$323	$329
Adjustments to reconcile net income to cash provided by (used for) operating activities from continuing operations:
Depreciation	18	22
Amortization of intangibles	24	11
Stock-based compensation	14	18
Other	33	94
Accrued legal and regulatory settlements	(108)	(1,559)
Net changes in other operating assets and liabilities	(171)	(264)
Cash provided by (used for) operating activities from continuing operations	133	(1,349)

Investing Activities:
Capital expenditures	(16)	(16)
Acquisitions, net of cash acquired	(7)	(2)
Changes in short-term investments	(1)	(1)
Cash used for investing activities from continuing operations	(24)	(19)

Financing Activities:
Additions to short-term debt, net	329	365
Dividends paid to shareholders	(96)	(94)
Dividends and other payments paid to noncontrolling interests	(33)	(30)
Repurchase of treasury shares	(226)	(110)
Exercise of stock options, excess tax benefits from share-based payments and other	37	89
Cash provided by financing activities from continuing operations	11	220
Effect of exchange rate changes on cash from continuing operations	(1)	(44)
Cash provided by (used for) continuing operations	119	(1,192)
Cash used for discontinued operations	—	(129)
Net change in cash and cash equivalents	119	(1,321)
Cash and cash equivalents at beginning of period	1,481	2,497
Cash and cash equivalents at end of period	$1,600	$1,176

Exhibit 4

McGraw Hill Financial
Operating Results
Three months ended March 31, 2016 and 2015
(dollars in millions)

(unaudited)	Revenue

	2016	2015	% Change

S&P Ratings Services	$552	$606	(9)%
Market Intelligence	407	320	27%
S&P Dow Jones Indices	151	143	5%
Commodities & Commercial Markets	254	225	13%
Intersegment Elimination	(23)	(21)	(10)%
Total revenue	$1,341	$1,273	5%

	Expenses

	2016	2015	% Change

S&P Ratings Services (a)	$290	$315	(8)%
Market Intelligence (b)	326	257	27%
S&P Dow Jones Indices (c)	50	48	5%
Commodities & Commercial Markets (d)	152	140	9%
Intersegment Elimination	(23)	(21)	(10)%
Total expenses	$795	$739	8%

	Operating Profit

	2016	2015	% Change

S&P Ratings Services (a)	$262	$291	(10)%
Market Intelligence (b)	81	63	29%
S&P Dow Jones Indices (c)	101	95	6%
Commodities & Commercial Markets (d)	102	85	20%
Total operating segments	546	534	2%
Unallocated expense	(34)	(33)	2%
Total operating profit	$512	$501	2%

(a)
2016 and 2015 include a benefit related to legal settlement insurance recoveries of $15 million and $35 million, respectively, partially offset by legal settlement charges of $3 million and $29 million, respectively. 2016 and 2015 also include amortization of intangibles from acquisitions of $1 million.

(b)	2016 includes a technology related impairment charge of $24 million. 2016 and 2015 also include amortization of intangibles from acquisitions of $19 million and $6 million, respectively.

(c)	2016 and 2015 include amortization of intangibles from acquisitions of $1 million.

(d)	2016 includes disposition-related costs of $3 million. 2016 and 2015 also include amortization of intangibles from acquisitions of $3 million.

Exhibit 5

McGraw Hill Financial
Operating Results - Reported vs. Performance
Three months ended March 31, 2016 and 2015
(dollars in millions, except per share amounts)

(unaudited)	2016					2015					% Change
	Reported	Non-GAAP Adjustments		Deal-Related Amortization	Performance [d]	Reported	Non-GAAP Adjustments		Deal-Related Amortization	Performance [d]	Reported	Performance
S&P Ratings Services	$262	$(12)	a	$1	$252	$291	$(6)	a	$1	$286	(10)%	(12)%
Market Intelligence	81	24	b	19	123	63	—		6	68	29%	81%
S&P Dow Jones Indices	101	—		1	102	95	—		1	97	6%	5%
Commodities & Commercial Markets	102	3	c	3	107	85	—		3	89	20%	21%
Segment operating profit	546	15		24	584	534	(6)		11	540	2%	8%
Unallocated expense	(34)	—		—	(34)	(33)	—		—	(33)	2%	2%
Operating profit	512	15		24	550	501	(6)		11	507	2%	9%
Interest expense, net	40	—		—	40	16	—		—	16	N/M	N/M
Income before taxes on income	472	15		24	510	485	(6)		11	491	(3)%	4%
Provision for taxes on income	149	5		8	161	156	(2)		4	158	(5)%	2%
Net income	323	10		16	349	329	(4)		7	333	(2)%	5%
Less: NCI net income	(29)	—		—	(29)	(26)	—		—	(26)	10%	10%
Net income attributable to MHFI	$294	$10		$16	$320	$303	$(4)		$7	$307	(3)%	4%

Diluted EPS	$1.10	$0.04		$0.06	$1.20	$1.10	$(0.01)		$0.03	$1.11	—%	8%

N/M - not meaningful
Note - Totals presented may not sum due to rounding

(a)
2016 and 2015 include a benefit related to legal settlement insurance recoveries of $15 million and $35 million, respectively, partially offset by legal settlement charges of $3 million and $29 million, respectively.

(b)	2016 includes a technology related impairment charge.

(c)	2016 includes disposition-related costs.

(d)
Includes adjusted operating profit for S&P Ratings Services, Market Intelligence, S&P Dow Jones Indices and Commodities and Commercial Markets; adjusted segment operating profit; adjusted operating profit; adjusted net income attributable to MHFI; and adjusted diluted EPS.

Exhibit 6

McGraw Hill Financial
Revenue Information
Three months ended March 31, 2016 and 2015
(dollars in millions)

Revenue by Type

(unaudited)	Subscription / Non-Transaction			Asset Linked Fees			Non-Subscription / Transaction
	2016	2015	% Change	2016	2015	% Change	2016	2015	% Change

S&P Ratings Services (a)	$327	$317	3%	$—	$—	N/M	$225	$289	(22)%
Market Intelligence (b)	375	287	31%	—	—	N/M	32	33	(5)%
S&P Dow Jones Indices (c)	32	29	8%	86	92	(6)%	33	22	51%
Commodities & Commercial Markets (d)	172	149	16%	—	—	N/M	82	76	8%
Intersegment elimination	(23)	(21)	(10)%	—	—	N/M	—	—
Total revenue	$883	$761	16%	$86	$92	(6)%	$372	$420	(11)%

(a)
Non-transaction revenue is primarily related to annual fees for frequent issuer programs and surveillance, while transaction revenue is related to ratings of publicly-issued debt, bank loan ratings and corporate credit estimates. Non-transaction revenue also includes an intersegment revenue elimination, which mainly consists of the royalty of $22 million and $20 million for the three months ended March 31, 2016 and March 31, 2015, respectively, charged to Market Intelligence for the rights to use and distribute content and data developed by S&P Ratings Services.

(b)
Subscription revenue is related to credit ratings-related information products, S&P Capital IQ Desktop, investment research products and other data subscriptions, while non-subscription revenue is related to certain advisory, pricing and analytical services.

(c)
Subscription revenue is related to data subscriptions, which support index fund management, portfolio analytics and research, while asset linked fees primarily relate to fees based on assets underlying exchange-traded funds, mutual funds and insurance products. Transaction revenue relates to trading based fees from exchange-traded derivatives.

(d)
Subscription revenue at Platts is related to real-time news, market data, and price assessments, along with other information products, while non-subscription revenue is related to licensing of its proprietary market price data and price assessments to commodity exchanges, conference sponsorship, consulting engagements and events. Subscription revenue at J.D. Power is related to information products primarily serving the automotive market, while non-subscription revenue is related to syndicated and proprietary research studies, advertising, consulting engagements and events.

Revenue by Geographic Area

(unaudited)	U.S.			International
	2016	2015	% Change	2016	2015	% Change

S&P Ratings Services	$330	$352	(6)%	$222	$254	(12)%
Market Intelligence	280	212	32%	127	108	18%
S&P Dow Jones Indices	125	114	10%	26	29	(12)%
Commodities & Commercial Markets	116	98	19%	138	127	8%
Intersegment elimination	(11)	(11)	(7)%	(12)	(10)	(14)%
Total revenue	$840	$765	10%	$501	$508	(1)%

Exhibit 7

McGraw Hill Financial
Non-GAAP Financial Information
Three months ended March 31, 2016 and 2015
(dollars in millions)
 Computation of Free Cash Flow and Free Cash Flow Excluding Certain Items

(unaudited)	2016	2015
Cash provided by (used for) operating activities from continuing operations	$133	$(1,349)
Capital expenditures	(16)	(16)
Dividends and other payments paid to noncontrolling interests	(33)	(30)
Free Cash Flow	$84	$(1,395)
Payment of legal and regulatory settlements	108	1,559
Legal settlement insurance recoveries	—	(30)
Tax benefit from legal settlements	—	(28)
Free Cash Flow Excluding Above Items	$192	$106

 McGraw Hill Financial Organic Revenue

(unaudited)	2016	2015	% Change
Total revenue	$1,341	$1,273	5%
Market Intelligence acquisitions and product closures	(67)	(1)
C&C acquisitions	(10)	—
Total Adjusted Revenue	$1,264	$1,272	(1)%

Organic Revenue Constant Currency Basis	$1,272	$1,272	—%

Adjusted Market Intelligence Revenue

(unaudited)	2016	2015	% Change
Market Intelligence revenue	$407	$320	27%
Acquisitions and product closures	(67)	(1)
Adjusted Market Intelligence Revenue	$340	$319	7%

Adjusted Commodities & Commercial Markets Revenue

(unaudited)	2016	2015	% Change
C&C revenue	$254	$225	13%
Acquisitions	(10)	—
Adjusted C&C Revenue	$244	$225	8%

Adjusted S&P Dow Jones Indices Net Operating Profit

(unaudited)	2016	2015	% Change
Adjusted operating profit	$102	$97	5%
Income attributable to noncontrolling interests	26	25
Adjusted Net Operating Profit	$76	$72	5%